Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of KinderCare Learning Centers, Inc. on Form S-8 of our report dated August 11, 2004 (which report includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), appearing in the Annual Report on Form 10-K of KinderCare Learning Centers, Inc. for the year ended May 28, 2004.

DELOITTE & TOUCHE LLP Portland, Oregon August 26, 2004